October 18, 2007

Securities and Exchange Commission
100 F Street, North East
Washington, D.C. 20549

Dear Sirs and Mesdames:

Re:	Mantra Venture Group Ltd., registration of 5,072,578 common shares on Form SB-2

Please be advised that, I have reached the following conclusions regarding the above offering:

1.

Mantra Venture Group Ltd. (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office located at 502 East John Street, Carson City, Nevada 89706, and its principal place of business located at 1205 – 207 West Hastings Street, Vancouver, British Columbia, Canada V6B 1H7. The Articles of Incorporation and corporate registration fees of the Company were submitted to and filed by the Office of the Secretary of State of Nevada on January 2, 2007. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. It also has one class of preferred stock. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 5,072,578 shares (the “Shares”) of common stock previously issued by the Company to the selling shareholders are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non-assessable. In addition, I am of the opinion that the Shares to be sold by the Selling Shareholders pursuant to this Registration Statement, when sold will be validly issued, fully paid and non-assessable shares of the Company's common stock.

3.

The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the shareholders of the Company upon voluntary or involuntary liquidation of the Company.

I hereby consent to being named in the Form SB-2 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

BACCHUS CORPORATE AND SECURITIES LAW

Per:

/s/ Penny Green
Penny Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of British Columbia